Consent of Independent Accountants

We consent to the incorporation by reference in the prospectus supplement of Key Bank USA, National Association, relating to KeyCorp Student Loan Trust 2000-A, dated June 15, 2000, of our report dated February 3, 2000, on our audits of te consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption “Experts”.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 19, 2000